Exhibit 99.1

Genworth Financial Reports Second Quarter 2005 Earnings

	Three months ended June 30, (Unaudited)
	2005		2004		2004 Pro Forma
(Amounts in millions, except per share)	Total	Per diluted Share	Total	Per diluted Share	Total	Per diluted Share
Net earnings	$285	$0.60	$268	$0.55	$259	$0.53
Net operating earnings	$285	$0.60	$285	$0.58	$277	$0.57
Weighted average diluted shares	477.4		490.1		490.1

Richmond, VA (July 28, 2005) – Genworth Financial, Inc. (NYSE: GNW) today reported net earnings for the second quarter of 2005 of $285 million, or $0.60 per diluted share. Net earnings for the second quarter of 2004 were $268 million, or $0.55 per diluted share.

Net operating earnings for the second quarter of 2005 were $285 million, or $0.60 per diluted share, compared to pro forma net operating earnings of $277 million or $0.57 per diluted share in the second quarter of 2004.

Pro forma net operating earnings in the second quarter of 2004 consists of pro forma net earnings excluding after-tax net realized investment gains of $4 million and a $22 million IPO-related tax charge.

Results for the second quarter of 2005 include $5 million of earnings from favorable foreign exchange. Earnings in the current quarter also include $3 million of net bond calls and mortgage loan prepayments compared to $9 million in the second quarter of 2004.

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under U.S. generally accepted accounting principles (GAAP). In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. The company is presenting pro forma financial information for 2004 that reflects those transactions to enable a more meaningful comparison of its period-to-period results. (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

“We continue to gain momentum from our key initiatives around new products, expanded distribution, and service,” said Michael D. Fraizer, chairman and chief executive officer. “This focus is resulting in strong sales growth in life products and we are making solid progress building awareness around the need for retirement income. On the international front, our global platforms for mortgage insurance and payment protection in Europe are expanding at a rapid pace.”

Second Quarter Highlights

•	Protection Segment: Term life sales were strong, up 48 percent to $34 million compared to the prior year quarter, and 17 percent sequentially as competitive pricing, distribution expansion and service initiatives continue to build sales momentum. Universal life (UL) sales increased 56 percent to $14 million compared with the prior year and 8 percent sequentially, primarily from the impact of new products. Payment protection insurance (PPI) sales grew 25 percent to $501 million compared with the second quarter of 2004 from increased penetration of existing clients and activation of new clients across its markets. Excluding the impact of favorable foreign currency exchange (FX), PPI sales grew 17 percent. William Goings was named president of the life insurance business effective August 1. Succeeding him as president of the payment protection business is Robert Brannock, who is based in Europe and was formerly the PPI sales and marketing leader.

•	Retirement Income and Investments (RI&I): Total assets under management (AUM) grew 10 percent to $37.2 billion(1). Sales of income distribution series products (2) increased 51 percent over the prior year quarter to $95 million, and grew 10 percent sequentially. Fixed annuity sales of $686 million were nearly double both the prior year and sequential quarter reflecting expanded distribution in the bank channel and our dynamic fixed annuity pricing disciplines. Fee-based AUM increased by 40 percent to $6.2 billion(2) primarily reflecting growth in sales of third party managed assets driven by wholesaling and distribution expansion.

•	Mortgage Insurance (MI): International new insurance written (NIW) increased to $21.4 billion in the quarter, up 71 percent over the prior year quarter and included $1 billion of FX. New international flow insurance written grew 9 percent excluding the impact of FX. Additionally, growth was accelerated by selected expansion of prime bulk product offerings in Australia and Europe totaling $7.1 billion excluding FX. U.S. sales were flat year over year as progress in penetrating our existing customer base and new product offerings such as HomeOpenersSM offset a decline in flow mortgage insurance demand.

2005 Guidance Update

“Given our solid results to date, we are increasing our full year guidance for operating earnings per share to a range of $2.35 – $2.45,” said Fraizer. “Looking ahead to the second half of 2005 we are well positioned but expect results to reflect typical seasonal increases in delinquencies within mortgage insurance and normalized corporate expense levels.”

(1)	Assets under management represent account values, net of reinsurance, and managed third party assets.
(2)	Income distribution series products are comprised of the company’s retirement income annuity product and two variable annuity riders that provide similar income features. The term does not include immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement.

Segment Results

Segment net operating earnings presented below are equivalent to net earnings for all segments except Corporate and Other. For a reconciliation of the Corporate and Other segment net operating earnings to GAAP net earnings, see the disclosure at the end of this release.

Segment Net Operating Earnings (Unaudited)

Protection Net operating earnings (in millions)	Q2 05	Pro Forma Q2 04
Life	$55	$60
Long-term care	46	43
Payment protection	23	18
Group	8	8

Total Protection	$132	$129

Sales (in millions)	Q2 05	Q2 04
Life	$48	$32
Long-term care	42	41
Payment protection	501	402
Group	38	40

Total Protection	$629	$515

Protection net operating earnings were $132 million in the current quarter compared to $129 million in the prior year. Life net operating earnings decreased to $55 million from $60 million. Growth and in-force performance, including improved UL spreads, of $12 million were more than offset by less favorable mortality of $9 million, comprised of $6 million of prior year favorability and $3 million of current year variance, and an $8 million deferred gain correction on a reinsured block of term policies. Long-term care (LTC) net operating earnings were up $3 million. Benefiting long-term care earnings were favorable performance on blocks of business in which the company maintains a reinsurance interest and a positive $14 million after-tax impact related to over-reserving on an incorrectly coded policy rider. These were partially offset by $10 million of after-tax adjustments to claims reserves, associated primarily with refinements for the projected duration of certain claims. PPI net operating earnings were up 28 percent to $23 million reflecting new business growth and a lower effective tax rate. PPI results included $1 million of favorable FX.

Sales of term life increased 48 percent to $34 million in the second quarter of 2005 compared to the prior year quarter and 17 percent on a sequential basis. This strong growth reflects ongoing success in leveraging competitive pricing structures, expanded distribution relationships and service initiatives. Universal life sales increased 56 percent to $14 million in the quarter demonstrating the continued impact of new product offerings. Total LTC sales were $42 million, with sales about flat to both the prior year and prior quarter. PPI sales increased 25 percent to $501 million driven by growth across all regions and penetration of existing customer relationships. Excluding the impact of FX, PPI sales were up 17 percent.

Retirement Income & Investments Net operating earnings (in millions)	Q2 05	Pro Forma Q2 04
Spread-based retail	$35	$22
Fee-based	14	11
Spread-based institutional	11	10

Total RI&I	$60	$43

Sales (in millions)	Q2 05	Q2 04
Spread-based retail	$943	$728
Fee-based	637	553
Spread-based institutional	355	421

Total RI&I	$1,935	$1,702

Assets Under Management	$37,173	$33,911

RI&I net operating earnings increased $17 million to $60 million for the second quarter of 2005 driven by growth in all business units and additional tax benefits compared to last year in both spread-based and fee-based. Spread-based retail net operating earnings increased $13 million to $35 million fueled by 8 percent growth in assets under management and improved spreads. The current quarter included $2 million of net bond calls and mortgage loan prepayments compared to $6 million in the prior year quarter. Net operating earnings for fee-based products increased 27 percent to $14 million, largely from growth in assets under management from new product line offerings and distribution expansion. Spread-based institutional net operating earnings were up 10 percent primarily driven by improving spreads. Underlying this performance is a positive mix shift from older, low margin contracts to new funding agreements. In addition, each period benefited from certain investment income items.

Sales of spread-based retail products in the second quarter increased 30 percent compared with the prior year. Fixed annuity sales of $686 million were nearly double compared to both the prior year and sequential quarter reflecting greater distribution in the bank channel, our dynamic fixed annuity pricing structure and efficient capital management. Structured settlement annuity sales declined 52 percent in connection with low interest rates combined with a highly competitive environment. Sales of fee-based products increased 15 percent to $637 million from broadened distribution and product offerings. Sales of Genworth’s income distribution series products continued to show solid growth, increasing 51 percent to $95 million in the current quarter compared with the second quarter of 2004. Spread-based institutional product sales were $355 million, down 16 percent from the prior year.

Mortgage Insurance Net operating earnings (in millions)	Q2 05	Pro Forma Q2 04
International	$60	$51
United States	61	63

Total Mortgage Insurance	$121	$114

Sales (in billions)	Q2 05	Q2 04
International	$21.4	$12.5
United States	7.2	8.1

Total Mortgage Insurance	$28.6	$20.6

Mortgage Insurance net operating earnings were up 6 percent to $121 million in the second quarter of 2005 as a result of growth in the international business. International net operating earnings were $60 million compared with $51 million in the prior year quarter reflecting strong revenue growth offset by increased losses associated with the normal seasoning of the business and higher expenses from ongoing investment in growth platforms. Results included $4 million of favorable FX. U.S. net operating earnings declined 3 percent to $61 million reflecting lower revenue driven primarily by a $12 billion reduction of insurance in force. This year over year reduction is principally the result of ongoing low persistency. As compared to the current period, the second quarter of 2004 included an additional $3 million favorable impact from lower delinquencies. These items were partially offset by expense efficiencies.

International NIW grew 71 percent to $21.4 billion, including $1.0 billion from FX. International flow NIW increased 9 percent to $13.3 billion, excluding FX, reflecting account penetration in Australia. Selected expansion of prime bulk product offerings in Australia and Europe added $7.1 billion of new insurance written, excluding FX, compared to $0.4 billion in the prior year quarter. U.S. new insurance written was $7.2 billion in the current year quarter down from $8.1 billion in the second quarter of 2004. This decrease was driven entirely by fewer bulk transactions with the Federal Home Loan Banks. U.S. sales were flat year over year as progress in penetrating our existing customer base and new product offerings such as HomeOpenersSM offset a decline in flow mortgage insurance demand.

Corporate and Other (in millions)	Q2 05	Pro Forma Q2 04
Net operating loss	$(28)	$(9)

The Corporate and Other segment had a net operating loss of $28 million in the current quarter compared with a loss of $9 million in the prior year quarter. This decline was largely the result of lower investment income of $15 million after tax and included lower partnership distributions, the impact of our $500 million share repurchase completed in March of 2005 and a $5 million unfavorable impact due to the timing of prior year surplus allocations. Results also reflect higher public company stand-alone expenses.

Shareholders’ equity as of June 30, 2005 was $13.5 billion, or $28.69 per share. Shareholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2005 was $11.3 billion. Book value per share, excluding accumulated other comprehensive income, increased to $24.10 as of June 30, 2005, compared with $23.52 as of March 31, 2005.

Earnings Conference Call Information

A conference call will be held on July 29 from 10 a.m. to 11 a.m. (EDT) to discuss second quarter results and business outlook. Genworth’s conference call will be accessible via telephone and the Internet. The detailed earnings release and the second quarter financial supplement are now available on the company’s website. The conference call materials will be available on the company’s website just prior to the conference call. Investors are encouraged to review all of these materials. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code “Genworth” to register. A replay of the call will be available from 1 p.m. EDT on July 29 through August 5, 2005 by dialing 1-888-286-8010 in the U.S. or 1-617-801-6888 (outside the U.S.) and entering the access code 21797395. The call will also be replayed at the company’s website during this same time period.

Basis of Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its financial information as if the company had been in existence throughout all relevant periods. The financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s financial information for periods prior to the corporate reorganization is not comparable to financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. These contracts represent substantially all of the company’s contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information for 2004 contained in this press release reflects the company’s historical financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2004. The following transactions are reflected in the unaudited pro forma financial information:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds there from.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings from continuing operations, excluding after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from net operating earnings for the periods presented in this press release other than a $22 million IPO-related tax charge in the second quarter of 2004.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of net earnings to net operating earnings (as defined above) for the three and six months ended June 30, 2005 and 2004 and to pro forma net operating earnings for the three and six months ended June 30, 2004.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP.

This press release also includes the non-GAAP financial measure entitled “operating ROE”. The company defines operating ROE as net operating earnings divided by average stockholders’ interest, excluding accumulated non-owner changes in average stockholders’ interest (commonly referred to as accumulated other comprehensive income (AOCI)). Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ interest. Due to the unpredictable nature of net operating earnings and average stockholders’ interest excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ interest.

All net realized investment gains (losses) are reflected in the Corporate and Other segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as net earnings from continuing operations before accounting change under GAAP for all segments, except Corporate and Other segment. For a reconciliation of net operating earnings for Corporate and Other segment to net earnings presented in accordance with GAAP, see the table at the end of this press release. The term “net operating loss” as used in this press release is also a non-GAAP financial measure and has an analogous meaning to “net operating earnings.”

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums gross of reinsurance and cancellations for PPI; and (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

•	Risks relating to our businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in our financial strength and credit ratings, insufficiency of reserves, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, foreign exchange rate fluctuations, regulatory restrictions on our operations and changes in applicable laws and regulations, legal or regulatory actions or investigations, political or economic instability and the threat of terrorism and terrorist acts, unexpected changes in mortality, morbidity and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long-term care insurance to increase as we expect, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations, increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate us for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, potential liabilities in connection with contract underwriting services and growth in the European mortgage insurance market that is lower than we expect; and

•	Risks relating to our separation from GE, including the loss of benefits associated with GE’s brand and reputation, our need to establish our new Genworth brand identity quickly and effectively, the possibility that in certain circumstances we will be obligated to make payments to GE under our tax matters agreement even if our corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company we would have insufficient funds to meet accelerated obligations under the tax matters agreement, GE’s control over certain tax matters that could have an impact on us, potential conflicts of interest with GE and GE’s engaging in the same type of business as we do in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 22 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:
Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Neal McGarity, 804.662.2534
Neal.mcgarity@genworth.com

STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2005	2004	2004 Pro forma	2005	2004	2004 Pro forma
Revenues:
Premiums	$1,614	$1,708	$1,640	$3,219	$3,430	$3,259
Net investment income	842	1,001	797	1,693	2,038	1,550
Net realized investment gains (losses)	—	8	6	(6)	24	21
Policy fees and other income	154	204	144	315	453	293

Total revenues	2,610	2,921	2,587	5,221	5,945	5,123

Benefits and expenses:
Benefits and other changes in policy reserves	1,051	1,290	1,097	2,126	2,641	2,177
Interest credited	347	364	324	687	760	647
Underwriting, acquisition and insurance expenses, net of deferrals	498	511	451	935	1,034	879
Amortization of deferred acquisition costs and intangibles	233	270	229	436	600	498
Interest expense	69	47	59	141	94	120

Total benefits and expenses	2,198	2,482	2,160	4,325	5,129	4,321

Earnings from continuing operations before income taxes and accounting change	412	439	427	896	816	802
Provision for income taxes	127	171	168	289	288	289

Net earnings from continuing operations before accounting change	285	268	$259	607	528	$513

Gain on sale of discontinued operations, net of taxes	—	—		—	7

Net earnings before accounting change	285	268		607	535
Cumulative effect of accounting change, net of taxes	—	—		—	5

Net earnings	$285	$268		$607	$540

Net earnings per common share:
Basic	$0.61	$0.55		$1.27	$1.10

Diluted	$0.60	$0.55		$1.25	$1.10

Weighted-average common shares outstanding:
Basic	470.4	489.5		479.6	489.5

Diluted	477.4	490.1		485.9	490.1

PRO FORMA FINANCIAL INFORMATION

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended June 30, 2004
	Historical	Pro forma adjustments— excluded assets and liabilities(a)	Pro forma adjustments— reinsurance transactions(b)	Pro forma adjustments— capital structure(c)	Pro forma
Revenues:
Premiums	$1,708	$(26)	$(42)	$—	$1,640
Net investment income	1,001	(10)	(194)	—	797
Net realized investment gains	8	(2)	—	—	6
Policy fees and other income	204	(36)	(24)	—	144

Total revenues	2,921	(74)	(260)	—	2,587

Benefits and expenses:
Benefits and other changes in policy reserves	1,290	(22)	(171)	—	1,097
Interest credited	364	—	(40)	—	324
Underwriting, acquisition, and insurance expenses, net of deferrals	511	(44)	(16)	—	451
Amortization of deferred acquisition costs and intangibles	270	(17)	(24)	—	229
Interest expense	47	—	—	12	59

Total benefits and expenses	2,482	(83)	(251)	12	2,160

Earnings before income taxes	439	9	(9)	(12)	427
Provision for income taxes	171	3	(3)	(3)	168

Net earnings	$268	$6	$(6)	$(9)	$259

Net earnings per common share:
Basic	$0.55				$0.53

Diluted	$0.55				$0.53

Weighted-Average common shares outstanding:
Basic	489.5				489.5

Diluted	490.1				490.1

See Notes to Pro Forma Financial Information

PRO FORMA FINANCIAL INFORMATION

(Amounts in millions, except per share data)

(Unaudited)

	Six months ended June 30, 2004
	Historical	Pro forma adjustments— excluded assets and liabilities(a)	Pro forma adjustments— reinsurance transactions(b)	Pro forma adjustments— capital structure(c)	Pro forma
Revenues:
Premiums	$3,430	$(80)	$(91)	$—	$3,259
Net investment income	2,038	(28)	(460)	—	1,550
Net realized investment gains	24	(3)	—	—	21
Policy fees and other income	453	(103)	(57)	—	293

Total revenues	5,945	(214)	(608)	—	5,123

Benefits and expenses:
Benefits and other changes in policy reserves	2,641	(71)	(393)	—	2,177
Interest credited	760	—	(113)	—	647
Underwriting, acquisition, and insurance expenses, net of deferrals	1,034	(117)	(38)	—	879
Amortization of deferred acquisition costs and intangibles	600	(46)	(56)	—	498
Interest expense	94	—	—	26	120

Total benefits and expenses	5,129	(234)	(600)	26	4,321

Earnings from continuing operations before income taxes and accounting change	816	20	(8)	(26)	802
Provision for income taxes	288	13	(4)	(8)	289

Net earnings from continuing operations	$528	$7	$(4)	$(18)	$513

Net earnings from continuing operations per common share:
Basic	$1.08				$1.05

Diluted	$1.08				$1.05

Weighted-Average common shares outstanding:
Basic	489.5				489.5

Diluted	490.1				490.1

See Notes to Pro Forma Financial Information

RECONCILIATION TO NET OPERATING EARNINGS

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net earnings	$285	$268	$607	$540
Gain on sale of discontinued operations, net of taxes	—	—	—	(7)
Cumulative effect of accounting change, net of taxes	—	—	—	(5)

Net earnings from continuing operations before accounting change	285	268	607	528
Net realized investment (gains) losses, net of taxes	—	(5)	4	(15)
Net tax expense related to initial public offering	—	22	—	22

Net operating earnings	$285	$285	$611	$535

Net earnings from continuing operations before accounting change		$268		$528
Excluded assets and liabilities(a)		6		7
Reinsurance transactions(b)		(6)		(4)
Capital structure and other(c)		(9)		(18)

Pro forma net earnings from continuing operations		259		513
Net realized investment gains, net of taxes		(4)		(14)
Net tax expense related to initial public offering		22		22

Pro forma net operating earnings		$277		$521

Net earnings per common share:
Basic	$0.61	$0.55	$1.27	$1.10

Diluted	$0.60	$0.55	$1.25	$1.10

Net earnings from continuing operations before accounting change per common share:
Basic	$0.61	$0.55	$1.27	$1.08

Diluted	$0.60	$0.55	$1.25	$1.08

Net operating earnings per common share:
Basic	$0.61	$0.58	$1.27	$1.09

Diluted	$0.60	$0.58	$1.26	$1.09

Pro forma net earnings from continuing operations per common share:
Basic		$0.53		$1.05

Diluted		$0.53		$1.05

Pro forma net operating earnings per common share:
Basic		$0.57		$1.06

Diluted		$0.57		$1.06

Weighted-average common shares outstanding:
Basic	470.4	489.5	479.6	489.5

Diluted	477.4	490.1	485.9	490.1

See Notes to Pro Forma Financial Information

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET EARNINGS (LOSS) TO

NET OPERATING LOSS

(Amounts in millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Segment net (loss) earnings from continuing operations	$(28)	$(10)	$(46)	$(6)
Net realized investment (gains) losses, net of taxes	—	(5)	4	(15)
Net tax expense related to initial public offering	—	22	—	22

Segment net operating (loss) gain	$(28)	$7	$(42)	$1

Segment net loss		$(10)		$(6)
Excluded assets and liabilities(a)		(6)		(7)
Reinsurance transactions(b)		(2)		2
Capital structure and other(c)		(9)		(18)

Pro forma segment net loss		(27)		(29)
Net realized investment gains, net of taxes		(4)		(14)
Net tax expense related to initial public offering		22		22

Pro forma segment net operating loss		$(9)		$(21)

See Notes to Pro Forma Financial Information

NOTES TO PRO FORMA FINANCIAL INFORMATION

(a)	Reflects adjustments to exclude amounts included in the company’s historical earnings relating to (1) certain businesses (formerly reported in the company’s Affinity segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other segment.

(b)	Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004.

The unaudited pro forma earnings information for 2004 gives effect to the reinsurance transactions as if each had occurred as of January 1, 2004 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2004. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party reinsurance in the ordinary course of business. The company’s pro forma statement of earnings for the three and six months ended June 30, 2004 excludes the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2004, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

Concurrently, with the reinsurance transactions, the company contributed $1.836 billion of capital to UFLIC, which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified as (1) supporting the blocks of business reinsured for the reinsurance, and (2) representing surplus of subsidiaries providing assets that were contributed to UFLIC.

(c)	Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatory redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was completed June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.